Exhibit 99.1

Newtek Business Services, Inc. Reports Pretax Profit for the Second Quarter of 2011

First six months Pretax Profit of $970 thousand;

An Improvement of $1.3 million versus First six months of 2010

New York, N.Y. – August 10, 2011 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.thesba.com) The Small Business Authority, a provider of business services and financial products to the small- and medium-sized business market, reported today its financial results for the quarter ended June 30, 2011.

Overview

•	Revenues for the quarter rose 15.4% to $32.3 million compared to $28.0 million one year ago.

•

The Company had consolidated pretax income of $136 thousand compared to $514 thousand in the same quarter of 2010. The decrease of $378 thousand was primarily due to a non-recurring severance payment accrual and a settlement of a contract dispute aggregating $466 thousand.

•	The Company had consolidated pretax income for the six months ended June 30, 2011 of $970 thousand as compared to a pretax loss of $(360) thousand for the same period of 2010.

•	The Small Business Finance segment’s SBA lender closed $26.3 million of loans during the quarter and $49.3 million of loans during the first six months of 2011.

•

The Small Business Finance segment had pretax income for the quarter of $1.0 million as compared to $557 thousand for the same quarter of 2010, and $2.3 million of pretax income for the first six months of 2011 as compared to $447 thousand for the first six months of 2010.

•	The Company’s servicing portfolio, which we service for ourselves and others, grew by $34 million over the six month period to $330 million.

•	EBITDA for the three core business segments increased by 4.2% over the second quarter of 2010.

•

The Company is revising its 2011 guidance by narrowing its projected pretax income bands to between $1.5 million and $4.0 million, from its original pretax income range of $1.2 million to $4.3 million.

•	The Company’s 2012 annual guidance reflects midpoint consolidated pretax income of $4.5 million.

Barry Sloane, Chairman, President and Chief Executive Officer of Newtek Business Services, Inc. said, “We are extremely pleased at the progress we are making in our business model and strategic plan despite the difficult effects from a most challenging economic climate. We are becoming known as the premier brand and the authority in the market for independent business owners in need of financial and business services. Our lending operation continues to show improved results and is ahead of the midpoint for our 2011 annual segment guidance. We also finished June 30, 2011 with a servicing portfolio for ourselves and others of $330 million, up from $296 million at December 31, 2010. Our Electronic Payment Processing and Managed Technology Solutions segments are facing major headwinds with competitive, technological and margin compression issues, however, we have made the right adjustments and feel confident that we will meet our annual forecasts in each of the segments. Were it not for two non-recurring charges aggregating $466 thousand in the quarter, we would be tracking higher in our guidance bands, however, with two quarters into 2011, our visibility has increased and enables us to tighten our range on a consolidated basis. The Company is revising its 2011 guidance range to $1.5 million to $4.0 million for pretax income but leaves the midpoint unchanged at $2.7 million. Our annual consolidated pretax profit for the year is forecasted to be up by $1.8 million from $877 thousand the year earlier.”

Second Quarter 2011 Financial Results

For the quarter ended June 30, 2011, the Company had consolidated pretax income of $136 thousand, compared to $514 thousand in the second quarter of 2010, a decrease of $378 thousand resulting from the accrual of a severance payment and the settlement of a contract dispute, both of which were non-recurring in nature. The Company reported a consolidated net loss of $(287) thousand or $(0.01) per share for the quarter, as compared to consolidated net income of $931 thousand, or $0.03 per share for the same period of 2010. The decrease from net income to a net loss year-over-year was due to the non-recurring expenses noted above, as well as a tax provision in 2011, as compared to a tax benefit recorded in 2010.

For the quarter ended June 30, 2011, total consolidated revenues increased $4.3 million, or 15.4%, to $32.3 million compared to $28.0 million in the same quarter of 2010. Total revenue from the three core business service segments (Electronic Payment Processing, Managed Technology Solutions and Small Business Finance) increased to $31.8 million, or by 16.9%, in the second quarter of 2011 compared with $27.2 million for the same quarter of 2010. These three segments represented approximately 98% and 97% of total revenue for 2011 and 2010, respectively.

Revised Outlook for 2011

The Company expects 2011 consolidated revenues of between $122.0 million and $124.8 million. In 2011, it expects pretax income of between $1.5 million and $4.0 million. Annual guidance by segment for revenue, pretax income (loss) and EBITDA will be provided in the conference call presentation today Wednesday, August 10, 2011 at 4:15 p.m. ET and will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.thesba.com.

Outlook for 2012

The Company expects 2012 consolidated revenues of between $121.9 million and $125.0 million and pretax income of between $2.8 million and $6.1 million. Annual guidance by segment for revenue, pretax income (loss), and EBITDA will also be provided in today’s conference call presentation.

Cautionary Statement

2011 and 2012 Guidance information contained in this press release is based on management’s current expectations. These statements are forward-looking and actual results may differ materially. See “Note Regarding Forward-Looking Statements” below.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest expense, taxes, depreciation and amortization. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by EBITDA.

Second Quarter 2011 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Jennifer Eddelson, Chief Accounting Officer, today, Wednesday, August 10, 2011 at 4:15 p.m. ET. The live conference call can be accessed by dialing (877) 303-6993 (domestic) or (760) 666-3611 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering code 87544378. Both web-based and telephonic replays will be available through August 14, 2011.

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the NewtekTM brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the NewtekTM brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek Business Services, The Small Business Authority, provides the following products and services:

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Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward-Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.thesba.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@thesba.com

Public Relations Contact:

Rubenstein Public Relations, Inc.

Liz Petrova

212-843-9335

lpetrova@rubensteinpr.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(In Thousands, except for Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating revenues	$32,322	$28,006	$62,845	$53,859

Net change in fair value of:
SBA loans	(2,686)	1,047	(3,858)	2,026
Credits in lieu of cash and notes payable in credits in lieu of cash	1	13	76	174

Total net change in fair value	(2,685)	1,060	(3,782)	2,200

Operating expenses:
Electronic payment processing costs	17,628	17,249	34,722	33,124
Salaries and benefits	5,524	4,699	10,709	9,688
Interest	804	1,017	1,859	2,284
Depreciation and amortization	1,029	1,175	2,059	2,431
Provision for loan losses	73	400	86	853
Other general and administrative costs	4,443	4,012	8,658	8,039

Total operating expenses	29,501	28,552	58,093	56,419

Income (loss) before income taxes	136	514	970	(360)
(Provision) benefit for income taxes	(447)	370	(803)	667

Net (loss) income	(311)	884	167	307
Net loss attributable to non-controlling interests	24	47	55	157

Net (loss) income attributable to Newtek Business Services, Inc.	$(287)	$931	$222	$464

Weighted average common shares outstanding - basic	35,716	35,648	35,696	35,648

Weighted average common shares outstanding - diluted	35,716	35,803	36,350	35,796

(Loss) earnings per share - basic and diluted	$(0.01)	$0.03	$0.01	$0.01

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2011 AND DECEMBER 31, 2010

(In Thousands, except for Per Share Data)

	June 30, 2011	December 31, 2010
	Unaudited
ASSETS
Cash and cash equivalents	$11,701	$10,382
Restricted cash	8,580	10,747
Broker receivable	8,796	12,058
SBA loans held for investment, net (includes $17,605 and $19,092, respectively, related to securitization trust VIE )	21,890	23,742
SBA loans held for investment, at fair value (includes $3,510 and $0, respectively, related to securitization trust VIE )	10,121	2,310
Accounts receivable (net of allowance of $428 and $193, respectively)	10,946	9,990
SBA loans held for sale, at fair value	2,448	1,014
Prepaid expenses and other assets, net (includes $839 and $866, respectively, related to securitization trust VIE)	8,339	7,809
Servicing asset (net of accumulated amortization and allowances of $5,545 and $5,189, respectively)	3,068	2,225
Fixed assets (net of accumulated depreciation and amortization of $15,676 and $14,719, respectively)	2,919	3,210
Intangible assets (net of accumulated amortization of $12,456 and $11,881, respectively)	2,036	2,753
SBA loans transferred, subject to premium recourse ($1,392 and $21,212, respectively, at fair value)	1,392	31,189
Credits in lieu of cash	25,077	35,494
Goodwill	12,092	12,092

Total assets	$129,405	$165,015

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,373	$10,321
Notes payable (includes $13,941 and $15,104, respectively, related to securitization trust VIE)	30,491	28,053
Deferred revenue	1,695	1,768
Liability on SBA loans transferred, subject to premium recourse	1,392	30,783
Notes payable in credits in lieu of cash	25,077	35,494
Deferred tax liability	2,536	3,002

Total liabilities	73,564	109,421

Commitments and contingencies
Equity:
Newtek Business Services, Inc. stockholders’ equity:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, 36,701 issued; 35,716 and 35,666 outstanding, respectively, not including 83 shares held in escrow)	734	734
Additional paid-in capital	57,674	57,650
Accumulated deficit	(3,214)	(3,436)
Treasury stock, at cost (985 and 1,035 shares, respectively)	(604)	(663)

Total Newtek Business Services, Inc. stockholders’ equity	54,590	54,285
Non-controlling interests	1,251	1,309

Total equity	55,841	55,594

Total liabilities and equity	$129,405	$165,015